EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2016 except with respect to our opinion on the financial statements insofar as it relates to the business segment reporting changes discussed in Notes 3 and 16, which is as of May 17, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in 3M Company’s Current Report on Form 8-K dated May 17, 2016.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 18, 2016